Exhibit 99.1
May 8, 2018
JELD-WEN Announces First Quarter 2018 Results, Updates 2018 Outlook, and Announces Share Repurchase Authorization
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months ended March 31, 2018 updated its 2018 outlook, and announced the authorization for repurchases of up to $250 million of the company's common stock.

First Quarter Summary:

•	Net revenues for the first quarter increased 11.6%, driven by a 7% increase from acquisitions, while core growth was flat

•	Net income for the first quarter amounted to $40.3 million, an increase of $33.8 million

•	Diluted earnings per share ("EPS") for the first quarter was a $0.37 and adjusted EPS amounted to $0.30

•	Adjusted EBITDA for the first quarter amounted to $87.8 million, an increase of $6.9 million

•	Closed three strategic acquisitions in the first quarter, which are expected to generate over $500 million in annualized revenues

•	Updated outlook for full 2018 includes net revenue growth of 17% to 19% and adjusted EBITDA of $505 million to $535 million

“I am pleased with the performance of our team in the first quarter, given the tough comparisons versus last year and the difficult inflationary environment,” said Kirk S. Hachigian, chairman and acting chief executive officer.  “Our focus in 2018 is on meeting the expectations of our customers and shareholders, and driving more cost out of our business so we can be the most competitive partner. I expect all of our businesses to gain momentum throughout the year."

First Quarter 2018 Results
Net revenues for the three months ended March 31, 2018 increased $98.3 million, or 11.6%, to $946.2 million, compared to $847.9 million for the same period last year. The increase was driven by a 7% contribution from recent acquisitions and 5% due to the favorable impact of foreign exchange. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, were unchanged, as core growth in Europe and Australia was offset by reduced volumes in North America.
Net income was $40.3 million, compared to net income of $6.4 million in the same quarter last year, an increase of $33.8 million. The increase in net income was primarily due to a non-cash gain and related tax benefits on the revaluation of a minority investment as well as reduced interest expense compared to the same quarter last year. Adjusted net income for the first quarter was $33.0 million.
EPS for the first quarter was $0.37 and adjusted EPS was $0.30. A comparison of EPS to the same period last year would not be meaningful because of the material change in the company’s capital structure that resulted from its February 2017 initial public offering ("IPO"), as well as the dilutive impact of the shares issued in the IPO.
Adjusted EBITDA increased $6.9 million, or 8.5%, to $87.8 million, compared to $81.0 million in the same quarter last year. Adjusted EBITDA margins decreased 20 basis points in the quarter to 9.3%, from 9.5% in the same quarter a year ago. The decrease in adjusted EBITDA margins was primarily due to the impact of recent acquisitions and foreign exchange, while core adjusted margins improved approximately 30 basis points.
On a segment basis for the first quarter of 2018, compared to the same period last year:

•
North America - Net revenues increased $13.8 million, or 2.8%, to $497.9 million, due to contributions from the MMI Door acquisition of 4% and a 1% favorable impact from foreign exchange, partially offset by a 2% reduction in core revenues. The decrease in core revenues was primarily due to the impact of the previously announced business line rationalization in Florida and lower volumes in the windows and Canadian businesses. Adjusted EBITDA decreased $3.1 million, or 6.3%, to $47.0 million. Adjusted EBITDA margin declined by 100 basis points to 9.4%. Margins declined primarily due to a lag in pricing to offset inflation in materials and freight, lower core volumes, and the impact of the MMI Door acquisition.

•
Europe - Net revenues increased $59.4 million, or 24.5%, to $301.7 million, primarily due to a 13% favorable impact from foreign exchange, 9% from the contribution of recent acquisitions, and core growth of 2%. Adjusted EBITDA increased $6.6 million, or 24.3%, to $33.8 million. Adjusted EBITDA margins were unchanged at 11.2%. Margin improvement in the core business was offset by the impact of recent acquisitions as well as the unfavorable impact of foreign exchange.

•
Australasia - Net revenues increased $25.2 million, or 20.7%, to $146.6 million, primarily due to the contribution from recent acquisitions of 13%, the favorable impact of foreign exchange of 4%, and core growth of 4%. Adjusted EBITDA increased $3.5 million, or 26.4%, to $16.7 million. Adjusted EBITDA margin expanded by 50 basis points to 11.4%.

Cash Flow and Balance Sheet
Cash flows (used in) operations increased $56.1 million in the first quarter of 2018 to a use of $(65.3) million, from a use of $(9.2) million in the same period last year. Free cash flow decreased $73.7 million in the first quarter of 2018 to $(92.7) million, from $(19.0) million in the same period last year. The decrease in free cash flow was due to seasonality in working capital usage, planned increases in seasonal inventory in certain product lines, and increased capital expenditures.
Additionally, during the first quarter of 2018, the company invested cash of $165.7 million, excluding debt assumed, for the acquisitions of Domoferm, A&L Windows, and ABS.
Cash and cash equivalents as of March 31, 2018 were $103.0 million, compared to $220.2 million as of December 31, 2017. Total debt as of March 31, 2018 was $1.471 billion, compared to $1.274 billion as of December 31, 2017.

Outlook for 2018
The company’s outlook for adjusted EBITDA for the second quarter of 2018 is $135 million to 145 million, compared to $125.3 million for the second quarter of 2017. The second quarter outlook assumes growth from the contribution of recent acquisitions, while margin improvement in the core businesses is expected to be impacted by continued inflation in materials and freight, as well as operational investments in core growth.
For full year 2018 compared to full year 2017, the company now expects net revenue growth of 17% to 19%, compared to the previous outlook of 10% - 13%. The outlook has been updated to reflect the partial year contribution of the recent ABS acquisition and updated foreign exchange rates, while the assumption for core revenue growth remains unchanged at approximately 3%.
The company's outlook for full year 2018 adjusted EBITDA remains at $505 million to $535 million, compared to 2017 adjusted EBITDA of $437.6 million. The outlook for adjusted EBITDA now reflects the partial year contribution of the recent ABS acquisition, offset by anticipated inflation in materials and freight in the core business and increased operational investments in core growth. The midpoint of the updated outlook assumes core adjusted EBITDA margin improvement of approximately 80 basis points. This improvement in core adjusted EBITDA margins is expected to be partially offset by the impact of recent acquisitions and the impact of foreign exchange.
Full year 2018 capital expenditures are expected to be in the range of $100 million to $120 million, compared to 2017 capital expenditures of $63.0 million.
Free cash flow for full year 2018 is expected to exceed adjusted net income.

Share Repurchase Authorization
JELD-WEN’s board of directors has approved a share repurchase program pursuant to which the company may repurchase up to $250 million of its common stock.
“Our new share repurchase program demonstrates the board and management’s confidence in JELD-WEN’s operating model and potential for cash flow generation,” said Mr. Hachigian. “While we continue to see good opportunities for capital deployment through organic investments and strategic M&A, we believe our shares are undervalued and represent an attractive investment opportunity. This new program provides us with another lever in our balanced approach to create value for our shareholders as well as the ability to offset dilution from our equity incentive plans.”

Purchases will be made in accordance with all applicable securities laws and regulations, and will be funded from available liquidity including available cash or borrowings under existing or future credit facilities. The share repurchase program does not obligate the company to acquire any particular amount of common stock, and it may be suspended or terminated at any time at the company’s discretion. The timing and amount of any purchases of common stock will be based on JELD-WEN's liquidity, general business and market conditions and other factors, including alternative investment opportunities. The term of the new repurchase program extends through December 31, 2019.

Conference Call Information
JELD-WEN management will host a conference call today, May 8, 2018, at 8 a.m. EDT, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13678699. The replay will be available until 11:59 p.m. EDT on May 22, 2018.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
John Linker
SVP, Corporate Development and Investor Relations
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, our outlook for the second quarter and full year 2018, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for the second quarter and full year 2018 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; continued

inflation in materials and freight; no changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
The statement of operations for the three months ended April 1, 2017 has been revised to reflect the correction of certain errors and other accumulated misstatements as described in our Form 10-K - Note 36 - Revision of Prior Period Financial Statements. The errors did not impact the subtotals for cash flows from operating activities, investing activities or financing activities for any of the periods affected. In addition, as a result of our retrospective application of ASU 2017-07, we reclassified certain amounts in our statement of operations for the three months ended April 1, 2017. To conform with current period presentation of revenues, we reclassified certain amounts in our statement of operations for the three months ended April 1, 2017. The reclassifications were not material to our previously issued financial statements. The cumulative impact of the adjustments for the three months ended April 1, 2017 was an increase in revenues of $0.1 million, increase in cost of sales of $4.4 million, a decrease in selling, general and administrative expense of $7.4 million, and an increase in other expense of $3.1 million. The corrections had no impact on net income or adjusted EBITDA. Please refer to our Form 10-Q for the three month period ended March 31, 2018 for additional details.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), eliminating the impact of the following items: loss from discontinued operations, net of tax; (gain) loss on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; non-recurring, extraordinary items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	March 31, 2018	April 1, 2017	% Variance
Net revenues	$946.2	$847.9	11.6%
Cost of sales	740.3	666.2	11.1%
Gross margin	205.9	181.7	13.3%
Selling, general and administrative	164.7	139.7	17.9%
Impairment and restructuring charges	3.0	1.2	147.4%
Operating income	38.2	40.8	(6.5)%
Interest expense, net	15.7	26.9	(41.8)%
Gain on previously held shares of an equity investment	(20.8)	—	100.0%
Other income	7.8	5.7	35.5%
Income before taxes, equity earnings and discontinued operations	35.5	8.2	333.1%
Income tax (benefit) expense	(4.0)	2.3	(278.7)%
Income from continuing operations, net of tax	39.5	5.9	564.8%
Equity earnings of non-consolidated entities	0.7	0.5	53.4%
Net income	$40.3	$6.4	526.5%
Other financial data:
Adjusted EBITDA(1)	$87.8	$81.0	8.5%
Adjusted EBITDA Margin(1)	9.3%	9.5%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	March 31, 2018	December 31, 2017
Consolidated balance sheet data:
Cash, cash equivalents	$103.0	$220.2
Accounts receivable, net	578.2	453.3
Inventories	545.6	405.4
Total current assets	1,281.8	1,145.2
Total assets	3,171.7	2,862.9
Accounts payable	303.5	259.9
Total current liabilities	654.1	577.5
Total debt	1,471.1	1,273.7
Total shareholders’ equity	852.0	792.0

	Three Months Ended
Statement of cash flows data:	March 31, 2018	April 1, 2017
Net cash flow (used in) provided by:
Operating activities	$(65.3)	$(9.2)
Investing activities	(191.8)	(7.7)
Financing activities	107.4	98.3

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
	March 31, 2018	April 1, 2017
Net income	$40.3	$6.4
Equity earnings of non-consolidated entities	(0.7)	(0.5)
Income tax (benefit) expense	(4.0)	2.3
Depreciation and intangible amortization	28.5	27.1
Interest expense, net(1)	15.7	26.9
Impairment and restructuring charges	3.0	1.2
Gain on previously held shares of an equity investment	(20.8)	—
Gain on sale of property and equipment	(0.1)	—
Stock-based compensation expense	2.0	5.4
Non-cash foreign exchange transaction/translation (income) loss	3.9	4.4
Other items(2)	20.3	7.6
Costs relating to debt restructuring and refinancing	—	0.3
Adjusted EBITDA(3)	$87.8	$81.0

(1)	For the three months ended April 1, 2017, interest expense includes the write-off of $6.1 of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Other items not core to business activity include: (i) in the three months ended March 31, 2018, (1) $13.6 in legal costs, (2) $2.6 in acquisition costs and (3) $2.4 in costs related to exit of CEO; and (ii) in the three months ended April 1, 2017, (1) $8.0 in legal costs, (2) $0.5 in facility shut down costs, (3) $0.3 professional fees related to the IPO process, partially offset by (4) $(2.2) in gain on settlement of contract escrow.

(3)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

Three Months Ended
(amounts in millions, except share and per share data)	March 31, 2018
Net income attributable to common shareholders	$40.3
Legal and professional fees	9.1
Non-cash foreign exchange transactions/translation (income) loss	2.6
Impairment and restructuring charges	2.0
Gain on previously held shares of an equity investment	(13.9)
Deferred tax liability write-off associated with equity investment	(7.1)
Adjusted net income	$33.0

Diluted net income per share	$0.37
Legal and professional fees	0.08
Non-cash foreign exchange transactions/translation (income) loss	0.02
Impairment and restructuring charges	0.02
Gain on previously held shares of an equity investment	(0.13)
Deferred tax liability write-off associated with equity investment	(0.06)
Adjusted net income per share	$0.30

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three months ended March 31, 2018.	108,867,800
NOTE: Where applicable, adjustments to net income and net income per share are tax-effected at 33.2% for the three months ended March 31, 2018.

	Three Months Ended
	March 31, 2018	April 1, 2017
Net cash used in operating activities	$(65.3)	$(9.2)
Less capital expenditures	27.4	9.8
Free cash flow	$(92.7)	$(19.0)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	March 31, 2018	April 1, 2017
Net revenues from external customers			% Variance
North America	$497.9	$484.2	2.8%
Europe	301.7	242.3	24.5%
Australasia	146.6	121.4	20.7%
Total Consolidated	$946.2	$847.9	11.6%
Adjusted EBITDA(1)
North America	$47.0	$50.2	(6.3)%
Europe	33.8	27.2	24.3%
Australasia	16.7	13.2	26.4%
Corporate and unallocated costs	(9.8)	(9.7)	0.8%
Total Consolidated	$87.8	$81.0	8.5%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.